BARON

FUNDS

SECRETARY’S CERTIFICATE

I, Patrick M. Patalino, Secretary of Baron Investment Funds Trust and all series thereof and Baron Select Funds and all series thereof (collectively the “Trusts”), organized under the laws of the Commonwealth of Massachusetts and the laws of the State of Delaware, respectively, do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of the Trusts, at a meeting held the 28th day of October, 2019, at which a quorum was present and voting, and that the same has not been repealed or amended, and remains in full force and effect and does not conflict with the by-laws of the Trusts.

RESOLVED: that, with respect to each Fund, it is the determination of the Board, including a majority of the Independent Trustees, that the fidelity bond written by Chubb Group of Insurance Companies in the amount of $6,000,000, insuring each Fund for covered acts or omissions of their respective officers and employees, in accordance with the requirements of Rule 17g-1 promulgated by the SEC under Section 17(g) of the 1940 Act (the “Bond”), is reasonable in form and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of each Fund to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in a Fund’s portfolio; and

FURTHER RESOLVED: that the Board, including a majority of the Independent Trustees, hereby approves the payment by each Fund of the portion of the premium for coverage under the Bond, which is determined based upon the premium that would have been paid by each Fund if each had provided and maintained a single insured bond, having given due consideration to all relevant factors including, but not limited to, the number of Funds, the nature of the business activities of the Funds, the amount of the Bond, the amount of the premium for the Bond, the ratable allocation of the premium among the Funds and the other parties named as insured parties under the Bond, and the extent to which the share of the premium allocated to a Fund is less than the premium the Fund would have had to pay if each had provided and maintained a single insured bond; provided, however, that a Fund’s premium will not exceed the premium that would be paid if the Fund had provided and maintained a single insured bond; and

FURTHER RESOLVED: that the Board hereby acknowledges that certain rights and responsibilities of the Funds with respect to the Bond and recoveries thereunder shall be governed by the terms of the Joint Insured Fidelity Bond Agreement between the Trusts; and

FURTHER RESOLVED: that each of the appropriate officers of the Trusts be, and hereby is, authorized to take such actions as may be required to amend the Bond to include in the coverage new funds advised by the Adviser or its affiliates, as of the date each is organized or commences operations; and

FURTHER RESOLVED: that each of the President, Chief Legal Officer, and the Chief Financial Officer be, and hereby is, designated as the officer responsible for making all filings with the SEC and giving all notices on behalf of the Funds with respect to the Bond required by paragraph (g) of Rule 17g-1; and

FURTHER RESOLVED: that in the event that the amount of the Bond is required in the future to be increased in order to satisfy the minimum bonding requirements of Rule 17g-1, the Secretary be, and hereby is, authorized to take such actions as may be necessary to increase the amount of the Bond coverage to comply with such requirements and to allocate the additional premium payable on the Bond among the Funds based upon the premium that would have been paid by a Fund if each had provided and maintained a single insured bond, determined as of the end of the last business day of the month preceding the effective date of the change in coverage; and

FURTHER RESOLVED: that the actions taken by the appropriate officer or officers in respect of the matters referred to in the preceding resolutions be, and hereby are, ratified, adopted and confirmed in all respects.

Date: January 10, 2020

/s/ Patrick M. Patalino
Patrick M. Patalino
Vice President, General Counsel and Secretary